Exhibit 99.2

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE CHARTER
OF

YHN Acquisition I Limited

Adopted: [____], 2024

The responsibilities and powers of the Corporate Governance and Nominating Committee (the “Committee”) of the Board of Directors (the “Board”) of YHN Acquisition I Limited (the “Company”), as delegated by the Board, are set forth in this charter (this “Charter”). Whenever the Committee takes action, it shall exercise its independent judgment on an informed basis that the action is in the best interests of the Company and its shareholders.

I.	PURPOSE

The Committee is established to help ensure that the Board is properly constituted to meet its fiduciary obligations to shareholders and the Company and that the Company has and follows appropriate corporate governance practices and standards.

II.	COMMITTEE MEMBERSHIP

The Committee will consist of at least three members of the Board. The members of the Committee shall be appointed by and serve at the discretion of the Board.

Each member shall meet the independence and experience requirements and standards established from time to time to time by the Securities and Exchange Commission (the “SEC”) and any securities exchange on which the Company’s securities are listed or quoted for trading, in each case as amended from time to time.

The Board shall designate one member of the Committee as its chairperson.

III.	MEETINGS AND PROCEDURES

The Committee shall meet at such times as it deems necessary to fulfill its responsibilities, but not less frequently than annually. Meetings of the Committee shall be called by a majority of the members of the Committee upon such notice as is provided for in the Company’s charter documents with respect to meetings of the Board. A majority of the Committee members shall constitute a quorum. Actions of the Committee may be taken in person at a meeting or in writing without a meeting. Actions taken at a meeting, to be valid, shall require the approval of a majority of the members of the Committee present and voting. Actions taken in writing, to be valid, shall be signed by all members of the Committee. The Committee will maintain written minutes of its meetings.

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate. The Committee shall not delegate to a subcommittee any power or authority required by law, regulation or listing standard to be exercised by the Committee as a whole.

IV.	COMMITTEE AUTHORITY AND RESPONSIBILITIES

To the extent it deems necessary or appropriate, the Committee shall perform the following:

Board Composition, Evaluation and Nominating Activities

●	Making recommendations to the Board regarding the size and composition of the Board, establishing procedures for the nomination process and screen and recommending candidates for election to the Board.

●	Recommending for approval by the Board on an annual basis desired qualifications and characteristics for Board membership and with corresponding attributes. Generally, persons to be nominated should (i) have demonstrated notable or significant achievements in business, education or public service; (ii) possess the requisite intelligence, education and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and (iii) have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

●	Establishing and administering a periodic assessment procedure relating to the performance of the Board as a whole and its individual members.

Corporate Governance Generally

●	Developing and recommending to the Board a set of corporate governance principles and practices.

●	Reviewing periodically the Company’s corporate governance principles and practices, the Company’s compliance with these principles and practices, and recommend changes, as appropriate.

●	Overseeing the evaluation of the Company’s management.

●	Overseeing, reviewing and reporting to the Board regarding the Company’s succession planning for the Board, senior management and other key employees.

●	Periodically reviewing and reassessing the adequacy and scope of this Charter and the Committee’s established processes and procedures and recommending any proposed changes to the Board for approval.

In performing its responsibilities, the Committee shall have the authority to hire and obtain advice, reports or opinions from internal or external counsel and expert advisors, including search firms, and to set the terms and fees for any such counsel and advisors.